EXHIBIT 99.1

October 27, 2004

FOR IMMEDIATE RELEASE

               MEXCO ENERGY CORPORATION ANNOUNCES STOCK REPURCHASE

      MIDLAND, TEXAS - Mexco Energy Corporation announced today that the Company purchased 3,000 shares of its common capital stock, par value $0.50 per share, in a private transaction for an aggregate amount of $16,650.00, or $5.55 per share. The stock was repurchased using the Company's operating cash flow. This purchase is part of an ongoing repurchase plan approved by the Board of Directors, which authorizes the Company to repurchase its stock up to an aggregate purchase amount of $250,000. The repurchased shares will be held in the treasury account. The Company currently holds 30,525 shares of its common capital stock in the treasury account.


Contact:

Tammy L. McComic, Vice President of Finance
Mexco Energy Corporation
(432) 682-1119